                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


Filed by the registrant  [x]

Filed by a party other than the registrant [ ]
Check the appropriate box:

[ ]   Preliminary proxy statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))

[x]   Definitive proxy statement

[ ]   Definitive additional materials

[ ]  Soliciting material pursuant to 240.14a-11(c) or 240.14a-12

                          ALEXANDER ENERGY CORPORATION
                  (Name of Registrant as Specified in Charter)

                                     N/A
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

         [x] $125 per Exchange Act Rule 0-11(c)(l)(ii), 14a-6(i)(l), 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

         [ ] $500 per each party to the controversy pursuant to Exchange Act
             Rule 14a-6(i)(3).

         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

- - --------------------------------------------------------------------------------

 (1)     Title of each class of securities to which transaction applies:

- - --------------------------------------------------------------------------------

 (2)     Aggregate number of securities to which transactions applies:

- - --------------------------------------------------------------------------------

 (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (1)

- - --------------------------------------------------------------------------------

 (4)     Proposed maximum aggregate value of transaction:

- - --------------------------------------------------------------------------------

 (5)     Total


[x]  Fee paid previously with preliminary materials.

[ ] Check box is any part of the fee is offset as provided by Exchange Act rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)      Amount Previously Paid:

- - --------------------------------------------------------------------------------

     2)      Form, Schedule or Registration Statement No:

- - --------------------------------------------------------------------------------

     3)      Filing Party:

- - --------------------------------------------------------------------------------

     4)      Date Filed:

- - --------------------------------------------------------------------------------

                          ALEXANDER ENERGY CORPORATION
                            701 CEDAR LAKE BOULEVARD
                         OKLAHOMA CITY, OKLAHOMA 73114


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 9, 1995

         NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Alexander Energy Corporation will be held at the Oklahoma City Marriott Hotel, 3233 Northwest Expressway, Oklahoma City, Oklahoma, on May 9, 1995, at 2:00 p.m. for the purpose of considering and voting upon the following matters:

         1.   The election of seven (7) directors;

         2. The approval of the appointment of Ernst & Young LLP as independent auditors of the Corporation for the ensuing year;

         3. The approval of an amendment to Article V of the certificate of incorporation of the Corporation to increase the authorized common stock of the Corporation to 50,000,000 shares; and

         4. Such other business as may properly come before the meeting or any adjournment thereof.

         The transfer books will not be closed, but only stockholders of record at the close of business on March 24, 1995, will be entitled to notice of and to vote at the meeting. A complete list of the stockholders entitled to vote at the meeting shall be open to the examination of any stockholder, for any purpose germane to the meeting, at the offices of the Corporation.

         You are cordially invited to attend the meeting. Even if you plan to attend, you are respectfully requested to date, sign and return the enclosed proxy at your earliest convenience in the enclosed return envelope. You may revoke your proxy at any time prior to exercise.


                                      By Order of the Board of Directors



                                      Sue Barnard
                                      Secretary


Oklahoma City, Oklahoma
April 7, 1995

                          ALEXANDER ENERGY CORPORATION
                            701 CEDAR LAKE BOULEVARD
                         OKLAHOMA CITY, OKLAHOMA 73114


                                PROXY STATEMENT

         This proxy statement is furnished to the stockholders of Alexander Energy Corporation (hereinafter referred to as the Corporation) in connection with the solicitation of proxies to be used in voting at the Annual Meeting of Stockholders to be held May 9, 1995, and is being first mailed to the stockholders on or about April 7, 1995. THE ENCLOSED PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION.

         A person giving the enclosed proxy has the power to revoke it by giving notice to the Secretary in person, or by written notification actually received by the Secretary, at any time prior to its being exercised.

         The Corporation will bear the cost of soliciting proxies.
Solicitation may be made by mail, telephone or telegraph or personally by officers, directors and regular employees of the Corporation. It may be that further solicitation of proxies will be made by telephone or oral communication with some stockholders of the Corporation following the original solicitation. All such further solicitations will be made by regular employees of the Corporation, who will not be additionally compensated therefor, and the cost will be borne by the Corporation.


              VOTING SECURITIES OUTSTANDING, SECURITY OWNERSHIP OF
                     MANAGEMENT AND PRINCIPAL STOCKHOLDERS

         As of March 24, 1995, 12,273,183 shares of common stock of the Corporation were outstanding, and each share is entitled to one vote. Only holders of stock of record at the close of business on March 24, 1995, will be entitled to vote at the meeting.

         The following table sets forth ownership as of December 31, 1994, as reported on Schedule 13G, the number of shares of common stock of the Corporation held by Bankers Trust New York Corporation (together with its wholly-owned subsidiary Bankers Trust Company, and its indirectly wholly-owned subsidiary, Bankers Trust International PLC) (hereafter collectively referred to as "Bankers Trust Company"). No other person or entity is known by the Corporation to own beneficially more than five percent (5%) of the outstanding shares of the Corporation's common stock. The entity named has sole voting and investment powers over the shares reflected opposite its name.


                                                   Amount and
                                                   Nature of
                                                   Beneficial        Percent
 Name of Beneficial Owner                          Ownership         of Class
- - --------------------------                        -----------       ----------
Bankers Trust Company
 280 Park Avenue
 New York, NY 10017 ...........................     669,300            5.5%

         The following table and notes thereto set forth, as of March 24, 1995, the number of shares of common stock of the Corporation beneficially owned by all directors (who are the nominees for directors) of the Corporation and all directors and officers of the Corporation as a group. Unless otherwise noted, the person named has sole voting and investment power over the shares reflected opposite his name. The Corporation has been provided such information by its directors and officers.

                                                                            AMOUNT AND
                                                                            NATURE OF
                                                                            BENEFICIAL         PERCENT
             NAME OF BENEFICIAL OWNER                                       OWNERSHIP          OF CLASS
             ------------------------                                    ---------------      ----------
       Bob G. Alexander   . . . . . . . . . . . . . . . . . . . . . .      578,687  (1)         4.72%
       Roger G. Alexander   . . . . . . . . . . . . . . . . . . . . .       81,031  (2)          .66%
       Jim L. David   . . . . . . . . . . . . . . . . . . . . . . . .      266,166              2.17%
       David E. Grose   . . . . . . . . . . . . . . . . . . . . . . .       78,165  (3)          .64%
       Larry L. Terry   . . . . . . . . . . . . . . . . . . . . . . .      162,000  (4)         1.30%
       Brian F. Egolf   . . . . . . . . . . . . . . . . . . . . . . .       73,200  (5)          .60%
       Robert A. West   . . . . . . . . . . . . . . . . . . . . . . .        7,066  (6)          .06%
       All Officers and Directors as a group (9 persons)  . . . . . .    1,311,719  (7)        10.49%

- - ---------------

(1) Includes 284,139 shares held of record by Lila L. Alexander, as to which shares Mr. Alexander has sole voting and investment power. In addition, the amount shown owned by Mr. Alexander includes 83,882 shares owned by Mr. Alexander's wife, Donna Ports Alexander. Mr. Alexander disclaims any beneficial interest in the shares owned by his wife.

(2) Includes the right to acquire 12,999 shares pursuant to stock options which are presently exercisable, but which have not been exercised and 33,000 shares awarded under the 1993 Restricted Stock Plan, subject to forfeiture, for which he has sole voting power.

(3) Includes the right to acquire 34,165 shares pursuant to stock options which are presently exercisable, but which have not been exercised and 33,000 shares awarded under the 1993 Restricted Stock Plan, subject to forfeiture, for which he has sole voting power.

(4) Includes the right to acquire 162,000 shares pursuant to stock options, which are presently exercisable, but which have not been exercised. Half of the options are exercisable at $3.09 per share, with the remaining 81,000 exercisable at $2.01 per share. Mr. Terry's options were granted by the Board of Directors of American Natural Energy Corporation, an Oklahoma corporation ("ANEC"), prior to the Corporation's acquisition by merger of ANEC on July 19, 1994.

(5) Includes all shares held by Mr. Brian Egolf (3,607 shares, including 1,922 shares owned jointly with his wife, Ms. Christina G. Egolf) and The Egolf Company (69,593 shares), a general partnership, over which Mr. Egolf serves as a general partner with shared voting and investment power.

(6) Mr. West was elected by the Board of Directors on November 14, 1994 to fill a vacancy created by the resignation of John Fleming on October 14, 1994.

(7) Includes the right to acquire 235,744 shares pursuant to employee stock options which are presently exercisable, but which have not been exercised and 100,250 shares awarded under 1993 Restricted Stock Plan, subject to forfeiture, for which the recipients have sole voting power.

ADVISORY BOARD MEMBER

       In March 1993, the Corporation filed a registration statement with the Securities and Exchange Commission ("SEC") to register 2,600,000 shares of the Corporation's common stock (the "Offering"). The Offering successfully raised $9.24 million in net proceeds for the Corporation. Subsequent to the Offering, the Corporation invited Mr. Edward E. Dunleavy, senior vice president and head of the research department of Hanifen Imhoff, Inc., such firm being a co-manager of the Offering, to serve the Corporation as a non-voting advisory director. On August 10, 1993, Mr. Dunleavy accepted the appointment as an advisory member of the Corporation's Board of Directors.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

       Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Corporation's directors, executive officers and holders of more than 10% of the Corporation's common stock to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Corporation. Such persons are required by the SEC's regulations to furnish the Corporation with copies of all Section 16(a) forms filed by such persons.

       Based solely on the Corporation's review of such forms furnished to the Corporation and written representations from certain reporting persons, the Corporation believes that all filing requirements applicable to the Corporation's executive officers, directors and more than 10% stockholders were complied with, except for the initial statement of ownership (Form 3) of Larry
L. Terry, Michael K. Paulk, John J. Fleming and Morton A. Cohen. Messrs. Terry, Paulk, Fleming and Cohen became directors of the Corporation on July 19, 1994, the date of the Corporation's merger with ANEC. A Form 3 was filed on August 1, 1994, three days late.

                             DIRECTORS AND OFFICERS

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

       The Corporation has a standing Audit Committee, the members of which are Messrs. Robert A. West, Brian F. Egolf and Roger G. Alexander. One meeting was held by such committee during the year ended December 31, 1994. The principal functions performed by such committee include nomination of the independent auditors of the Corporation, review of the proposed scope of the independent audits and the results thereof, review with management personnel of the independent auditors' observations on financial policy, controls and personnel, and conferring with the chief financial officer concerning the audit.

       The Corporation has a standing Compensation Committee consisting of Messrs. Brian F. Egolf and Jim L. David. During the year ended December 31, 1994, the Committee acted solely pursuant to written consents signed by both members. The functions performed by such committee include making a recommendation to the Board of Directors as to the president's salary, setting salaries and bonuses of elected officers (including those who are directors) and all other employees, and administration of the Corporation's stock option plans, restricted stock award plan and 401(k) plan.

       The Corporation has a standing Executive Committee consisting of Messrs. Bob Alexander, Jim L. David, David E. Grose and Larry L. Terry. During the year ended December 31, 1994, the Committee acted solely pursuant to written consents signed by all members. The functions performed by such committee include managing the business affairs of the Corporation during the interval between regular and special meetings of the Board of Directors. The committee is subject at all times to the control and direction of the Board.

       The total number of meetings of the Board of Directors which were held during the year ended December 31, 1994 was eight. No director attended fewer than 88% of the Board and committee meetings.

       At the annual meeting seven directors are to be elected to serve for one-year terms and until their respective successors are elected and qualified, in accordance with the provisions of the Bylaws. The Corporation does not have a nominating committee; the Board of Directors has nominated the directors to stand for election at the annual meeting. Each of the persons nominated presently serves as a director of the Corporation.

       Unless a stockholder requests that voting of the proxy be withheld for any one or more of the nominees for director by so directing on the proxy card, the shares represented by an executed proxy will be voted for election, as directors, of the seven nominees hereinafter named. If any nominee becomes unavailable for any reason (which event is not anticipated), the shares represented by an executed proxy may be voted for such other person as may be determined by the holders of such proxy.

INFORMATION CONCERNING NOMINEES

       The information appearing in the following table and the notes thereto, with respect to the principal occupation or employment of each of the nominees during the past five years and their present directorships, has been furnished to the Corporation by the respective nominees. Unless otherwise stated, the Corporation is the organization in which the nominee holds the position indicated.

                                                                DATE TERM
     NAME AND PRINCIPAL OCCUPATION             AGE               EXPIRES               DIRECTOR SINCE
     -----------------------------             ---              -----------            --------------
     Bob G. Alexander                          61               May 1995               March 1980
       President and Chief
       Executive Officer

     Roger G. Alexander                        40               May 1995               February 1987
       Vice President (Land)

     Jim L. David                              55               May 1995               March 1980
       Executive Vice President

                                                                 DATE TERM
     NAME AND PRINCIPAL OCCUPATION             AGE                EXPIRES              DIRECTOR SINCE
     -----------------------------             ---              -----------            --------------
     Brian F. Egolf                            46               May 1995               March 1992
       General Partner
       The Egolf Company

     David E. Grose                            42               May 1995               February 1987
       Vice President, Treasurer
       and Chief Financial Officer

     Larry L. Terry                            49               May 1995               July 1994
       Vice President
         (Corporate Development)

     Robert A. West                            56               May 1995               November 1994
       President
       The West Group, Inc.

     Bob G. Alexander, a founder of the Corporation, has been a director and the President and Chief Executive Officer of the Corporation since inception in 1980. From 1976 to 1980, Mr. Alexander was Vice President and General Manager of the Northern Division of Reserve Oil, Inc. and President of Basin Drilling Corp. (subsidiaries of Reserve Oil and Gas Company). Mr. Alexander attended the University of Oklahoma and graduated in 1959 with a bachelor of science degree in geological engineering. He has extensive experience in exploration, drilling and production in the Mid-Continent, West Texas and Gulf Coast regions and Utah for major and independent oil and gas companies. Professional memberships include the Independent Petroleum Association of America ("IPAA"), of which he currently serves as a member of the Executive and Economic Committees, and the Oklahoma Independent Petroleum Association, of which he serves as a director. He is currently Vice Chairman of the Natural Gas Task Force of Oklahoma and former chairman and current member of The Commission on Natural Gas Policy. Mr. Alexander was appointed by the Oklahoma Governor to serve as a member of the Independent Energy Resources Board for the State of Oklahoma, the Governor's Council on Energy and to the Gas Research Institute, a joint effort of the State of Oklahoma and the IPAA. Mr. Alexander is the father of Roger G. Alexander.

     Roger G. Alexander, a certified petroleum landman, has served as Vice President (Land) and director of the Corporation since February 1987. Mr. Alexander joined the Corporation as a landman in August 1983 and became senior landman in August 1984. In July 1985, he was named land manager. He was employed as a landman by Texas Oil & Gas Corporation in its West Texas District, Midland, Texas, from June 1981 to August 1983. Mr. Alexander graduated with a bachelor of business administration degree, with a major in petroleum land management, from the University of Oklahoma in 1981. Professional memberships include the American Association of Petroleum Landmen and the Oklahoma City Association of Petroleum Landmen. Mr. Alexander is the son of Bob G. Alexander.

     Jim L. David, a founder of the Corporation, has served as a director and Vice President since its inception in March 1980. In August 1987, he was elected Executive Vice President. Mr. David began his career in oil and gas exploration with Mobil Oil Corporation as an exploration and development geologist. He worked in this capacity in Shreveport, Louisiana; Corpus Christi, Texas; New Orleans, Louisiana; Denver, Colorado; and Anchorage, Alaska. From October 1973 to October 1976, Mr. David served as Alaska chief geologist and senior staff geologist for Texas International in Oklahoma City. Thereafter, he was employed as exploration manager for Reserve Oil, Inc., Northern Division, in Oklahoma City from January 1977 until formation of the Corporation. Mr. David graduated with a bachelor of arts degree in geology from Louisiana Tech University in 1962 and obtained a master of arts in geology from the University of Missouri in 1964. Professional memberships include the American Association of Petroleum Geologists and the Oklahoma City Geological Society. Mr. David is a certified petroleum geologist.

     Brian F. Egolf received a bachelor of arts degree in political science and history from Stanford University in 1970 and has been in business with his father, William Egolf, since the time of his graduation. He was a director and the president of Bradmar Petroleum Corporation ("Bradmar") from its inception in 1989 until the Corporation acquired Bradmar in March 1992. Mr. Egolf, together with his father, William Egolf, has been a general partner of The Egolf Company since its formation in 1979. The Egolf Company served as the general partner of Bradmar's predecessor, Petroleum Investments, Ltd., and continues to serve as the general partner of nine oil and gas drilling partnerships.

     David E. Grose joined the Corporation at its inception in March 1980 as a financial accountant and served as Assistant Treasurer from October 1983 until his election in 1987 as a director and Vice President, Treasurer and Chief Financial Officer. From 1977 to 1980 he held a position in the corporate accounting department of Reserve Oil and Gas Company and was rig accountant for Basin Drilling Corporation. Mr. Grose received a bachelor of arts degree in political science from Oklahoma State University in 1974 and a masters degree in business administration from Central State University in 1977. Professional memberships include the Petroleum Accountants Society of Oklahoma City and the IPAA. Mr. Grose formerly served on the Tax Committee of the IPAA.

     Larry L. Terry joined the Corporation as Vice President (Corporate Development) after the merger with ANEC in July 1994. Mr. Terry served as ANEC's Chief Financial Officer from March 1993 to July 1994. Mr. Terry was a consultant with the consulting firm of Woodrum, Shoulders & Kemendo of Tulsa, Oklahoma from 1990 to 1993. He began his career on the audit staff of Ernst & Young, a national accounting firm, (formerly Arthur Young & Company) concentrating primarily on oil and natural gas clients. He served for ten years as Chief Financial Officer for Andover Oil Company, a large independent oil and gas exploration and production company. Mr. Terry received a degree in business administration with a major in accounting from Oklahoma State University and is a certified public accountant.

     Robert A. West, a 1961 graduate of The University of Tulsa, has had a varied career in the energy industry spanning more than 30 years. Since 1973, Mr. West has owned and/or invested in various energy industry service companies including Alexander Well Services, Inc. and Beacon Fluid Services (formerly Beacon Well Services, Inc.). Since 1989, he has served as president and a majority stockholder of The West Group, Inc., a vacuum transport and completion fluids service company. Mr. West's trade association memberships include the Oklahoma Independent Petroleum Association. His civic contributions include serving since 1988 in various capacities on the Board of Trustees of The University of Tulsa.

     Compensation of Executive Officers. The following information is set forth with respect to the total cash compensation paid to the Corporation's five executive officers (including the Corporation's chief executive officer) whose cash compensation exceeded $100,000 during each of the three years ending December 31, 1994, 1993 and 1992. None of the other executive officers' cash compensation for all services rendered in all capacities to the Corporation and its subsidiaries exceeded $100,000 during 1994, 1993 or 1992.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM COMPENSATION
                                                                                  --------------------------
                                                                                            AWARDS
                                                                                  --------------------------
                                         ANNUAL COMPENSATION (1)
                                  ---------------------------------------------         RESTRICTED
                                                                    OTHER ANNUAL      STOCK
                                  FISCAL    SALARY        BONUS     COMPENSATION     AWARD(S)       OPTIONS
     NAME AND PRINCIPAL POSITION   YEAR    ($) (2)       ($) (3)        ($)          ($) (4)          (#)
     ---------------------------  -----  -----------   -----------  -----------   -------------   ----------
     Bob G. Alexander              1994     133,021     238,782  (5)       ---            ---          ---
     President and Chief           1993     122,424      69,553            ---            ---          ---
     Executive Officer             1992     112,802         ---            ---            ---          ---

     Jim L. David                  1994      88,315      48,370            ---            ---          ---
     Executive Vice President      1993      79,973      69,553            ---            ---          ---
                                   1992      74,186         ---            ---            ---          ---

     David E. Grose                1994      78,631      48,370            ---        189,250        4,000
     Vice President, Treasurer     1993      71,308      69,553            ---         10,500        3,000
     and Chief Financial Officer   1992      66,200         ---            ---            ---        4,000

     Roger G. Alexander            1994      76,599      48,370            ---        189,250        4,000
     Vice President of Land        1993      71,256      69,553            ---         10,500        3,000
                                   1992      65,180         ---            ---            ---        4,000

     James S. Wilson               1994      76,881      48,370            ---        189,250        4,000
     Vice President of Operations  1993      71,308      69,553            ---         10,500        3,000
                                   1992      65,150         ---            ---            ---        4,000


(1) Excludes the aggregate, incremental cost to the Corporation of perquisites and other personal benefits, securities or property, the aggregate amount of which, with respect to the named individual, does not exceed the lesser of $50,000 or 10% of reported annual salary and bonus for such person.

(2)  Includes amounts paid by the Corporation which were deferred pursuant to
     Section 401(k) of the Internal Revenue Code and accrued during the years ended December 31, 1994, 1993 and 1992.

(3) The Corporation has a policy whereby bonuses may be awarded only if the Corporation has replaced produced reserves in the previous year. In those years in which this occurs, 10% of the difference between internally generated cash flow and the estimated finding cost for reserve replacement may be awarded to key employees managing key corporate functions. Bonuses were awarded equally among five executive officers of the Corporation in 1994 and 1993. No bonuses were paid in 1992. Included in the amount of bonus awarded for 1993, $9,853 was paid as discretionary performance bonuses for successful completion of the Offering.

(4) For 1994, the values of the grants are based on $4.625 and $6.00, the closing sale prices of the Corporation's common stock at October 5 and December 8, the respective dates of grants of 2,000 and 30,000 shares, respectively, to each of Messrs. Roger Alexander, Grose and Wilson. Value for 1993 is based on $5.25, the closing sale price at November 30, the date of grant. Restricted stock awards of 32,000 shares in 1994 and 2,000 shares in 1993 to each of Messrs. Roger Alexander, Grose and Wilson were made pursuant to the Corporation's 1993 Restricted Stock Plan. The restricted stock awards will automatically vest over a three-year period, assuming continued employment by the recipient, at a vesting rate of 50% after the first anniversary, 75% after the second anniversary, and 100% vesting on the third anniversary of the date of grant. At December 31, 1994, there were held in escrow for each of Messrs. Roger Alexander, Grose and Wilson 33,000 restricted shares with a value of $214,500.

(5) Includes $190,412 of debt forgiveness in the form of a one-time bonus. See COMPENSATION COMMITTEE REPORT, One-Time Bonus to CEO and CERTAIN TRANSACTIONS.

     Directors. Through June 30, 1994, non-employee directors of the Corporation were entitled to receive a fee of $500 for each meeting attended. Effective July 1, 1994, non-employee directors receive a fee of $2,000 and $500, respectively, for each meeting attended in person or telephonically.

     Option Exercises and Year End Option Values. The following information is set forth with respect to each exercise of stock options during the year ended December 31, 1994 by each of the Corporation's executive officers whose cash compensation exceeded $100,000 in such period, and the year-end value of outstanding in-the-money options held by those executive officers.

                AGGREGATED OPTION EXERCISES FOR LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES

                                                                                               VALUE OF
                                                                            NUMBER OF      UNEXERCISED IN-THE-
                                                                           UNEXERCISED      MONEY OPTIONS AT
                                                                         OPTIONS AT FISCAL   FISCAL YEAR-END
                                                                          YEAR-END (#)         ($) (1)
                                     SHARES
                                   ACQUIRED ON            VALUE           EXERCISABLE/       EXERCISABLE/
NAME AND PRINCIPAL POSITION        EXERCISE (#)         REALIZED ($)      UNEXERCISABLE      UNEXERCISABLE
- - ---------------------------       --------------      ---------------   ----------------   -----------------
Bob G. Alexander                           ---                   ---                  ---                ---

Jim L. David                               ---                   ---                  ---                ---

David E. Grose                             ---                   ---       34,165 / 6,500   128,293 / 12,500

Roger G. Alexander                       7,333               30,110        12,999 / 6,500    26,868 / 12,125

James S. Wilson                            ---                  ---        21,165 / 6,500    73,839 / 12,500

- - ---------------
(1) Based on the closing sale price of the Corporation's common stock on December 31, 1994 of $6.50.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                         POTENTIAL REALIZABLE VALUE AT ASSUMED
                                                                               ANNUAL RATES OF STOCK PRICE
                                         INDIVIDUAL GRANTS                    APPRECIATION FOR OPTION TERM
                  --------------------------------------------------------------------------------------------
                                PERCENT OF TOTAL
                                OPTIONS GRANTED  EXERCISE
                    OPTIONS     TO EMPLOYEES IN   PRICE       EXPIRATION
                   GRANTED (#)    FISCAL YEAR     ($/SH)         DATE          5% ($) (1)         10% ($) (1)
                  ------------- --------------  ---------    ------------    -------------      ---------------
Bob G. Alexander            ---          ---          ---             ---              ---                ---

Jim L. David                ---          ---          ---             ---              ---                ---

David E. Grose            4,000          11%        4.625 October 5, 2004           11,635             29,484

Roger G. Alexander        4,000          11%        4.625 October 5, 2004           11,635             29,484

James S. Wilson           4,000          11%        4.625 October 5, 2004           11,635             29,484

- - ---------------
(1) Based on the closing sale price on the date of grant of $4.625.

TERMINATION OF EMPLOYMENT AND CHANG-IN-CONTROL ARRANGEMENTS

         In December 1994, the Corporation executed employment agreements with its executive officers. The employment agreements become effective only upon a change in control or ownership. The agreements define "change in control" to have occurred when (i) a person, entity or group acquires beneficial ownership of (a) 30% or more of the outstanding shares of the common stock and the board of directors deems the acquisition to be a change in control or (b) 40% or more of the outstanding shares of common stock; (ii) either the directors who constitute the Corporation's board of directors at the time of execution of the employment agreements (the "Incumbent Board"), or the directors who are elected by the Corporation's stockholders subsequent to execution of the employment agreements and are approved by a majority of the Incumbent Board, cease to hold at least a majority of the board of directors seats; or (iii) the stockholders of the Corporation have approved a reorganization, share exchange, merger or consolidation which results in the stockholders of the Corporation owning less than 50% of the combined voting power of the then outstanding voting securities, or a liquidation or dissolution of the Corporation or the sale of all or substantially all of the assets of the Corporation.

         The employment agreements provide for an employment period ending on the earlier to occur of (i) three years from the change in control or (ii) the first day of the month next following the executive's attainment of age 65. During such period, the executive is to receive a base salary at least equal to the highest monthly base salary paid to the executive during the 36-month period immediately preceding the month in which the change in control occurs. In addition to base salary, the executive will be awarded for each fiscal year an annual bonus in cash at least equal to the highest bonus paid by the Corporation to the executive during the last five fiscal years immediately preceding the fiscal year in which the change in control occurs. The Corporation estimates the maximum severance obligation for managment employees to be $2.6 million, occurring only in the event that all seven of the executives that are parties to the agreements are terminated during the three-year period subsequent to change in control of the Corporation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Corporation's Compensation Committee consists of Brian F. Egolf, Chairman, and Jim L. David. Mr. David served as vice president of exploration from inception of the Corporation in 1980 until his election in 1987 to his current position of executive vice president.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The policy of the Compensation Committee of the Board of Directors of the Corporation (the "Committee") is to retain and motivate key employees while insuring that a relationship exists between the level of executive compensation and the creation of stockholder value. The Committee's goal is to provide competitive levels of compensation that relate to the Corporation's annual and long-term performance goals, reward above average corporate performance and recognize individual initiative and achievement. The Committee endeavors to achieve these objectives through a combination of base salary, bonus awards and long-term compensation.

         No executive officer's compensation for 1994 exceeded the $1 million deduction limit under Section 162 (m) of the Internal Revenue Code, as amended, and the same result is anticipated for 1995. The Committee has not yet established a policy with respect to qualifying compensation paid to its executive officers for deductibility under Section 162(m) and intends to study the implications of Section 162(m) on the Corporation's compensation plans. The Committee does not anticipate that any executive officer's compensation would approach the threshold level in the foreseeable future.

         Management of the Corporation recommends compensation for all executive officers to the Committee. Decisions with respect to compensation, except for that of the president and chief executive officer ("CEO"), are made by the Committee, based on these recommendations. One member of the Committee is an executive officer. These determinations are not submitted to the Board of Directors for review. The Committee makes a recommendation to the Board of Directors with respect to the CEO's compensation, with the final decision resting with the Board of Directors. Earnings of the Corporation and the market value of its stock are considered subjectively by the members of the Committee in recommending the CEO's base salary and in setting the other executive officers' base salaries. Bonus awards are based primarily on generating reserves and cash flow. Decisions about awards under the Corporation's stock-based compensation plans are made solely by the Committee in order for awards to comply with Securities and Exchange Commission Rule 16b-3.

         Base Salary. During 1994 and 1993, the CEO and the other named executive officers each received 10% increases in their base salaries. The Committee determined that such increases were appropriate. The financial outlook and cash flow of the Corporation had improved with the consummation of the acquisition of Bradmar

Petroleum Corporation in 1992, the Offering in early 1993, and the two significant transactions in 1994, the ANEC merger and the acquisition of 18.2 million of oil gas leases, wells and related contracts and equipment from JMC Exploration, Inc. (the "JMC Interests").

         The Committee did not materially modify or reject any recommendations made by the Corporation's management with respect to salaries. The Committee's recommendation regarding the CEO's salary was approved by the Board of Directors.

         Executive Bonus Plan. The Corporation has established the Executive Bonus Plan (the "Bonus Plan") which provides for the award of bonuses to executives of the Corporation for years in which the Corporation has replaced produced reserves. The Committee administers the Bonus Plan and annually determines participants. Key employees who manage key corporate functions comprise the eligible group from which the participants are selected.

         The Committee establishes an awards pool based on the Corporation's adjusted cash flow and establishes a schedule indicating the threshold level of adjusted cash flow that must be achieved before the awards pool is funded. If the net proved producing oil and gas reserve additions for the year are at least equal to the production of such reserves for the same year, 10% of the adjusted cash flow above the designated threshold level is allocated to the award pool. Replacement calculations do not include any reserves sold. The Committee determines the amount of individual awards, based on each participant's contribution to the Corporation's adjusted cash flow and to the achievement of other corporate performance and service goals. All participants have received equal award amounts under the Bonus Plan. Awards are paid as soon as practicable after the end of the plan year. Awards of $48,370 and $59,700 were paid to each of the CEO and the other named executive officers identified in the Summary Compensation Table for 1994 and 1993, respectively. No other executive officers participated.

         Performance Bonus. During 1993, the Committee approved the payment of a discretionary bonus of $9,853 to each of the CEO and the other named executive officers identified in the Summary Compensation Table in consideration of such officers' contributions to the successful completion of the Offering. No other executive officers received bonuses.

         Long-Term Compensation. The Committee believes that stock options and restricted stock awards encourage increased performance by the Corporation's key employees by providing incentive to employees to elevate the long-term value of the Corporation's common stock. In this manner, the interests of the Corporation's employees are aligned with the interests of the Corporation's stockholders. Additionally, stock options and restricted stock awards build stock ownership and provide employees with a long-term focus.

         Pursuant to the Corporation's 1993 Stock Option Plan (the "1993 Plan"), the Committee may grant stock options to executive officers and other key employees of the Corporation. During 1994, incentive stock options to purchase 35,000 shares of common stock were granted pursuant to the 1993 Plan, including options to purchase 12,000 shares granted to executive officers listed in the Summary Compensation Table. The options are subject to vesting over a three-year interval. See the Option Grants in Last Fiscal Year table, above.

         As described in footnote 4 to the Summary Compensation Table above, pursuant to the 1993 Restricted Stock Award Plan (the "Award Plan"), the Committee can award restricted stock to executive officers and other key management employees which vests over time in accordance with the Committee's grant. The Committee awarded 100,000 shares of restricted stock in 1994, including 96,000 shares to executive officers. The 1994 awards will vest over a three-year interval.

         One-Time Bonus to CEO. In June 1988, the CEO purchased 200,000 shares of the Corporation's treasury stock for a sum aggregating $322,500. In connection with this transaction, the Corporation advanced the CEO $77,500 bearing interest at 10% repayable in 10 annual installments. In November 1994, the Board of Directors approved a resolution to forgive the outstanding receivable from the CEO and also refund the principle and interest previously paid to the Corporation, resulting in an aggregate bonus of $190,412. The Board of Directors deemed this action to be appropriate based on the performance of the Corporation since 1988, the efforts of the CEO in consummating the acquisition of Bradmar in 1992, the offering in 1993, the acquisition of ANEC in 1994, the acquisition of the JMC Interests in 1994 and the CEO's relative salary and outstanding options in relation to compensation and options granted to CEO's of the Corporation's peer group.

         In accordance with a long-standing policy of the Corporation, the CEO and the Executive Vice President do not participate in the long-term compensation plans of the Corporation.



                                                          COMPENSATION COMMITTEE

                                                                  Brian F. Egolf
                                                                    Jim L. David

CORPORATE PERFORMANCE

         The following graph shows a five-year comparison of cumulative total stockholder returns for the Corporation, the Dow Jones Equity Market Index and the Energy Sector - Oil - Secondary index, an index of peer companies selected by Dow Jones & Co., Inc. from the Energy Sector of the Dow Jones Industry Groups.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
              AMONG THE CORPORATION, DOW JONES EQUITY MARKET INDEX
                   AND ENERGY SECTOR - OIL - SECONDARY INDEX


                                          1989    1990    1991    1992    1993    1994
                                          ----    ----    ----    ----    ----    ----
 Alexander Energy Corporation              100     224     192     181     203    277
 Dow Jones Equity Market Index             100      96     127     138     152    153
 Energy Sector - Oil - Secondary           100      83      82      82      91     88


         The total cumulative return on investment (change in the year end stock price plus reinvested dividends) for each of the years for the Corporation, the Dow Jones Equity Market Index and the peer companies within the Energy Sector - Oil - Secondary Index is based on the stock price or composite index beginning at the end of the calendar 1989. The Corporation has never paid dividends on its common stock.

         The Energy Sector - Oil - Secondary Index, is a diversified group of approximately fifteen independent oil and gas companies. The group includes Kerr-McGee Corp., Mapco Inc., Oryx Energy Co., and USX Marathon Group.


                              CERTAIN TRANSACTIONS

         In June 1988, the Corporation issued John Hancock Mutual Life Insurance Company ("Hancock") $5,000,000 principal amount unsecured 10% notes due June 30, 1998 pursuant to a note agreement. At December 31, 1993, the outstanding principal balance under the notes was $5,000,000. In connection with the issuance of the unsecured 10% notes payable to Hancock, the Corporation entered into a related investment agreement which provided Hancock with warrants ("the Stock Purchase Warrants") to purchase 223,333 shares of the Corporation's common stock at $3.00 per share. Any of the shares of the Corporation's stock acquired pursuant to an exercise of the Stock Purchase Warrants could have been "put" back to the Corporation, at Hancock's discretion, at any time from December 31, 1992, through December 31, 1993. Hancock failed to exercise the Stock Purchase Warrants, and, the Corporation contends, failed to properly exercise its put. On February 3, 1994, the Corporation filed a Complaint for Declaratory Judgment in United States District Court requesting that the Court declare that the Stock Purchase Warrants expired on December 31, 1993 and have no continued legal effect thereafter, and that Hancock had no rights thereunder. The Corporation had accrued a liability of $2.23 million as of December 31, 1993. After litigating this matter, the Corporation settled the dispute in November 1994 for $1.1 million, resulting in a $1.1 million reduction of the $2.2 million liability previously recorded.

         On March 19, 1992 the Corporation completed the acquisition through merger of Bradmar. A condition to closing the merger was that Petroleum Investments Securities Corp. ("PISC") would enter into a consulting/ noncompetitive agreement with the Corporation. Brian F. Egolf, a non-employee directors of the Corporation, is an executive officer and director of PISC. Brian F. Egolf was a principal stockholders, executive officer and director of Bradmar prior to the merger. Since consummation of the merger on March 19, 1992, Brian F. Egolf has served as a director of the Corporation and is a director nominee for the ensuing year. The Corporation paid PISC an amount equal to $440,000 per year for a period of three years, in accordance with the consulting agreement. The consulting agreement expired on March 18, 1995.

         In June 1988, Bob G. Alexander purchased 200,000 shares of the Corporation's treasury stock for a sum aggregating $322,500. In connection with this transaction, the Corporation advanced Mr. Alexander $77,500 bearing interest at 10% repayable in 10 annual installments. In November 1994, the Board of Directors approved a resolution to forgive the outstanding balance of $50,150, and to refund total principle and interest previously paid of $86,013, resulting in an aggregate total of $190,412 (which included a tax gross up amount of $54,249). See Summary Compensation Table above.


                   APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors of the Corporation has appointed Ernst & Young LLP as independent auditors of the Corporation. Ernst & Young LLP, certified public accountants, have been the independent auditors of the Corporation since March 1980. Although not formally required, the appointment of the independent auditors of the Corporation has been directed by the Board of Directors to be submitted to the stockholders for approval and their approval is requested. The Board of Directors considers such accountants to be well qualified.

         A representative of Ernst & Young LLP will be present at the meeting. Such representative will be given the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

         The Board of Directors favor a vote for the proposal to approve the appointment of Ernst & Young LLP. Unless a contrary indication is specified, the shares represented by the enclosed proxy will be so voted. In the event the appointment of Ernst & Young LLP should not be approved by the stockholders, the Board of Directors will make another appointment, to be effective at the earliest feasible date.

                       APPROVAL OF CHARTER AMENDMENT TO
            INCREASE AUTHORIZED COMMON STOCK TO 50,000,000 SHARES

     The Corporation currently has authorized capital stock consisting of 20,000,000 shares of common stock and 2,000,000 shares of preferred stock. Of the 20,000,000 shares of authorized common stock, (i) 12,273,183 shares have been issued and are currently outstanding at March 24, 1995; (ii) 1,174,758 shares have been reserved for grants or awards pursuant to (a) employee stock plans (743,034 shares), (b) underwriters' warrants (232,950 shares) and (c) options granted by the Corporation to a former ANEC officer and five former ANEC directors as part of the merger with ANEC (198,774 shares); and (iii) 6,552,059 shares are available for future issuances. The Board of Directors of the Corporation has unanimously determined that it is advisable to amend the Corporation's Certificate of Incorporation to increase the amount of authorized common stock to 50,000,000 shares. The additional common stock may be necessary to permit the Corporation to engage in future mergers or acquisitions. At this point in time, the Corporation has no plans or proposals to use any of its available common or preferred stock, or any portion of the additional shares to be authorized hereby, to engage in a merger, acquisition or other business combination. The amendment has been unanimously approved by the Board of Directors of the Corporation and is subject to the approval by the stockholders of the Corporation. Approval of the amendment will have no effect on the shares of common stock of the Corporation currently issued and outstanding.

     As amended, Article V of the Corporation's Certificate of Incorporation is proposed to read in its entirety as follows:

                                   "ARTICLE V

     The total number of shares of capital stock which the Corporation shall have authority to issue is 52,000,000 shares, divided into 50,000,000 shares designated as common stock, par value $.03 per share, and 2,000,000 shares designated as preferred stock, par value $.01 per share.

     The preferences, qualifications, limitations, restrictions and the special or relative rights in respect of the shares of each class are as follows:

     Preferred

     The board of directors is authorized, subject to limitations prescribed by law and the provisions hereof, to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Oklahoma, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

     The authority of the board with respect to each series shall include, but not be limited to, determination of the following:

     (a) The number of shares constituting that series and the distinctive designation of that series;

     (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

     (C) Whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

     (d) Whether that series shall have conversion privileges, and if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board shall determine;

     (e) Whether or not shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

     (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and amounts of such sinking fund;

     (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution and winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

     (h)  Any other relative rights, preferences or limitations of that series.

     Dividends on outstanding shares of preferred stock shall be paid or set apart for payment before any dividends shall be paid or declared or set apart for payment on the common shares with respect to the same dividend period.

     If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation the assets available for distribution to holders of shares of preferred stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

Common

     Each of the shares of common stock of the Corporation shall be equal in all respect to each other share. The holders of shares of common stock shall be entitled to one vote for each share of common stock held with respect to all matters as to which the common stock is entitled to be voted.

     Subject to the preferential and other dividend rights applicable to preferred stock, the holders of shares of common stock shall be entitled to receive such dividends (payable in cash, stock or otherwise) as may be declared on the common stock by the board of directors at any time or from time to time out of any funds legally available therefor.

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential and/or other amounts to be distributed to the holders of shares of preferred stock, the holders of shares of common stock shall be entitled to receive all of the remaining assets of the corporation available for distribution to its stockholders, ratably in proportion to the number of shares of common stock held by them."

     The Board of Directors recommends a vote for the amendment.

                                 VOTE REQUIRED

     The affirmative vote of holders of a majority of the Corporation's stock represented at the annual meeting will be required for: (I) the election as director of each nominee and (ii) the approval of the appointment of Ernst & Young as independent auditors of the Corporation for 1995. The affirmative vote of holders of a majority of the Corporation's stock entitled to vote at the annual meeting will be required for approval of the amendment to the Corporation's Certificate of Incorporation.

     The office of the Corporation's Secretary appoints an inspector of election to tabulate all votes and to certify the results of all matters voted upon at the annual meeting. Neither the corporate law of the State of Oklahoma, the state in which the Corporation is incorporated, nor the Corporation's Certificate of Incorporation or Bylaws have any specific provisions regarding the treatment of abstentions and broker non-votes. It is the Corporation's policy to count abstentions or broker non-votes for purposes of determining the presence of a quorum at the meeting; therefore, an abstentions and broker non-votes will have the same effect as a vote against the election of directors and ratification of the appointment of auditors and the amendment to the Corporation's Certificate of Incoproration.


                             STOCKHOLDERS' PROPOSAL

     Proposals by stockholders intended to be presented at the 1996 Annual Meeting of Stockholders must be received by the Corporation prior to December 8, 1995 in order for the proposals to be included in the proxy statement and proxy card relating to such meeting. It is suggested that proponents submit their proposals by certified mail, return receipt requested.


                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the Annual Meeting of Stockholders; however, if any additional matters are properly brought before the meeting, the persons named in the enclosed proxy form will vote the proxies in their discretion in the manner they believe to be in the best interest of the Corporation.

     The accompanying form of proxy has been prepared at the direction of the Corporation, of which you are a stockholder, and is sent to you at the request of the Board of Directors. The proxies named herein have been designated by your Board of Directors.

     The Board of Directors of the Corporation urges you, even if you presently plan to attend the meeting in person, to execute the enclosed proxy and mail it as indicated immediately. You may revoke your proxy and vote in person if you are in fact able to attend.


                                    ALEXANDER ENERGY CORPORATION
                                    By Order of the Board of Directors



                                    Sue Barnard
                                    Secretary


Oklahoma City, Oklahoma
April 7, 1995

                             10-K REPORT AVAILABLE


    A COPY OF THE CORPORATIONS' ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS ON REQUEST TO:

                            Sue Barnard, Secretary
                         Alexander Energy Corporation
                           701 Cedar Lake Boulevard
                            Oklahoma City, OK 73114





                               ALEXANDER ENERGY
                                  CORPORATION

                             BY ORDER OF THE BOARD
                                 OF DIRECTORS





SUE BARNARD
Secretary
Oklahoma City,701lCEDAR LAKE BOULEVARD

April 7, 1995




                               NOTICE OF ANNUAL
                                  MEETING AND
                                PROXY STATEMENT





                               ALEXANDER ENERGY
                                  CORPORATION


                            OKLAHOMA CITY, OK 73114

P R O X Y                             ALEXANDER ENERGY CORPORATION
                                                  FOR
                                  ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                              MAY 9, 1995

                         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Bob G. Alexander, Jim L. David and David E. Grose, or any of them, Proxies for the undersigned, with full power of substitution in each, to represent and to vote, as designated below, all shares of common stock of Alexander
Energy Corporation which the undersigned is entitled to vote at the annual meeting of stockholders to be held on May 9, 1995, and at any adjournments thereof, as follows:

   1.  ELECTION OF DIRECTORS, as set forth in the accompanying Proxy Statement.

          [ ]    FOR all nominees listed below                   [ ]   WITHHOLD AUTHORITY
              (except as marked to the contrary below)                 (to vote for all nominees listed below)

       Bob G. Alexander, Roger G. Alexander, Jim L. David, Brian F. Egolf, David E. Grose, Larry L. Terry and Robert A. West

   (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

- - ------------------------------------------------------------------------------------------------------------------------------------

   2.  PROPOSAL TO APPROVE the appointment of Ernst & Young LLP as the independent auditors of the Corporation.

                           FOR [ ]       AGAINST [ ]      ABSTAIN [ ]

   3.  PROPOSAL TO APPROVE an Amendment to Article V of the Certificate of Incorporation to increase authorized Common Stock of the
       Corporation to 50,000,000 shares.

                           FOR [ ]       AGAINST [ ]      ABSTAIN [ ]

   4.  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.




THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO VOTE THEREOF.

   The undersigned hereby acknowledges receipt of the Proxy Statement and hereby expressly revokes any and all proxies heretofore given or executed by him with respect to the shares represented by this Proxy.

                   Please sign exactly as name(s) appear hereon. When shares are held by joint owners, both should sign. When signing in a representative capacity, please give full title and attach proof of authority unless already on file with the Corporation. If a corporation or partnership, please sign in full corporate or partnership name by President or partner or other authorized person.

                   DATE _________________________________________________, 1995

                   ___________________________________________________________
                                           Signature

                   ___________________________________________________________
                                  Signature if held jointly

                   PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.